             SECURITIES AND EXCHANGE COMMISSION

                   Washington, D.C.  20549


                      ________________


                          FORM 8-K


                       CURRENT REPORT


               Pursuant to Section 13 or 15(d)
           of the Securities Exchange Act of 1934





Date of Report (Date of earliest event reported) August  31,
2000


              DEAN WITTER REALTY YIELD PLUS, L.P.
     (Exact name of registrant as specified in its charter)


           Delaware                    0-18148           13-
3426531
(State or other jurisdiction       Commission (I.R.S. Employer
     of  incorporation)       File Number)    Identification
No.)


  Two World Trade Center, New York, New York             10048
   (Address of principal executive offices)     (Zip Code)


Registrant's telephone number, including area code(212) 392-2974


         (Former name or former address, if changed since last report)

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Item 5.  Other Events

Pursuant to a Purchase and Sale Agreement dated as of June 14, 2000, as amended, a nominee trust (the "Trust") acting for GCGA Limited Partnership ("GCGA"), the sole beneficiary of the Trust, sold the land and building which comprise the One Congress Street office building and garage complex (the "Property") on August 31, 2000 to One Congress Street JV, LLC, an unaffiliated party, for a negotiated sale price of $118.5 million.

The 19.81% general partnership interest in GCGA is owned by a corporate joint venture that is owned 58% by Dean Witter Realty Yield Plus, L.P. (the "Partnership") and 42% by Dean Witter Realty Yield Plus II, L.P. ("YP II"), an affiliate. The limited partners of GCGA are not affiliated with the Partnership or YP II. GCGA also has an outstanding participating second mortgage loan (the "Loan") payable to the Partnership (58%) and YP II (42%).

The purchase price was paid in cash at closing. At closing, approximately $38.0 million of the sale proceeds were used to settle GCGA's first mortgage loan, $1.3 million was used to fund all tenant improvements that GCGA incurred in renting out the remaining vacant space at the Property prior to the sale and $1.2 million was used to fund the remaining agreed upon repairs to the Property's garage area
(collectively, the "Sale Proceeds Reductions"). The cash GCGA received at closing, net of the Sale Proceeds Reductions and closing costs, was approximately $76.5 million; GCGA paid this amount to the Partnership and YP II in settlement of the Loan. Accordingly, on August 31, 2000, the Partnership received approximately $44.4 million representing its 58% share of the net sale proceeds GCGA received at closing.



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                         SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                            DEAN WITTER REALTY YIELD PLUS,
L.P.

                         By:    Dean Witter Realty Yield
Plus,                                Inc.
                            Managing General Partner




Date:                    August 31,  2000    By:  /s/
Raymond E. Koch
                            Raymond E. Koch
                            Principal Financial and
                            Accounting Officer